Media Contact:	Investor Relations Contact:
Andrea Duffy	Michael J. Melnyk, CFA
Commvault	Commvault
646-295-5241 andreaduffy@commvault.com	646-522-6160 mmelnyk@commvault.com

Commvault Announces CFO Transition

TINTON FALLS, NJ – December 4, 2025 – Commvault (NASDAQ: CVLT), a leader in unified resilience at enterprise scale, today announced that Jen DiRico, Chief Financial Officer, will be departing the company at the end of the calendar year to pursue another opportunity. The company has initiated a comprehensive executive search for its next CFO.

As part of this transition, Sanjay Mirchandani, Commvault’s President and CEO, will assume oversight of a newly established Office of the CFO comprised of Kevin White, Vice President of Finance, and Danielle Abrahamsen, Chief Accounting Officer, until the new CFO is in place.

“I want to thank Jen for her partnership and wish her the best,” said Mirchandani. “As we search for our next CFO and continue to execute on our financial objectives, we do so with the support of a seasoned leadership team, industry-leading cyber resilience solutions, and strong financial performance.”

“Commvault is in an enviable market position as it leads the way in cyber resilience,” said DiRico. “The company empowers customers to recover fast, confidently move to the cloud, and embrace AI. It’s been an honor to be part of the company’s journey.”

The Company notes there are no changes to its outlook as previously disclosed in its second quarter earnings results on October 28, 2025. Commvault expects to report its third quarter fiscal 2026 results at the end of January 2026.

About Commvault
Commvault (NASDAQ: CVLT) is a leader in unified resilience at enterprise scale. In a constantly evolving threat landscape, Commvault keeps customers ready by unifying data security, identity resilience, and cyber recovery, on one cloud-native, AI-enabled platform. Customers trust Commvault to conduct the fastest, most complete recoveries – not just their data, but their entire business. Purpose-built for the agentic enterprise, Commvault also enables organizations to safely embrace AI while protecting against AI-driven threats.

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